SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                           Tidelands Bancshares, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    886374107
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 886374107                  13G/A                 Page 2 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Endicott Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                 Page 3 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Endicott Partners II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                 Page 4 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Endicott Opportunity Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    421,751
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    421,751
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               421,751
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               9.86%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                 Page 5 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Endicott Offshore Investors, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               CO
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                 Page 6 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               W.R. Endicott, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                 Page 7 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               W.R. Endicott II, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                 Page 8 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               W.R.D. Endicott, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    421,751
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    421,751
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               421,751
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               9.86%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                 Page 9 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Endicott Management Company
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               CO
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                Page 10 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Wayne K. Goldstein (in the capacity described herein)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    421,751
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    421,751
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               421,751
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               9.86%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               IN
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                Page 11 of 20 Pages

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Robert I. Usdan (in the capacity described herein)
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    421,751
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    421,751
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               421,751
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               9.86%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               IN
-----------------------------------------------------------------------------

CUSIP No. 886374107                  13G/A                Page 12 of 20 Pages


ITEM 1(a).  NAME OF ISSUER:
               Tidelands Bancshares, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               875 Lowcountry Blvd., Mount Pleasant, South Carolina 29464

ITEM 2(a).  NAME OF PERSON FILING:

            (i) Endicott Partners, L.P., a Delaware limited partnership ("EPLP");

            (ii) Endicott Partners II, L.P., a Delaware limited partnership ("EPII");

            (iii) Endicott Opportunity Partners, L.P., a Delaware limited partnership ("EOP");

            (iv) Endicott Offshore Investors, Ltd., a British Virgin Islands international business company ("EOI");

            (v) W.R. Endicott, L.L.C., a Delaware limited liability company ("WRE LLC") and general partner of EPLP;

            (vi) W.R. Endicott II, L.L.C., a Delaware limited liability company ("WRE II LLC") and general partner of EPII;

            (vii) W.R.D. Endicott, L.L.C., a Delaware limited liability company ("WRD LLC") and general partner of EOP;

            (viii) Endicott Management Company, a Delaware corporation ("Endicott Management") and advisor to EOI and two managed accounts;

            (ix) Wayne K. Goldstein ("Mr. Goldstein"), a Managing Member of WRE LLC, WRE II LLC and WRD LLC, and Co-President of Endicott Management; and

            (x) Robert I. Usdan ("Mr. Usdan"), a Managing Member of WRE LLC, WRE II LLC and WRD LLC, and Co-President of Endicott Management.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

            The address of the principal business offices of each of: (i) EPLP;
(ii) EPII; (iii) EOP; (iv) WRE LLC; (v) WRE II LLC; (vi) WRD LLC; (vii) Endicott Management; (viii) Mr. Goldstein; and (ix) Mr. Usdan is 623 Fifth Avenue, Suite 3104, New York, NY 10022.

            The address of the principal business offices of EOI is c/o Trident Fund Services (B.V.I.) Ltd, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

CUSIP No. 886374107                  13G/A                Page 13 of 20 Pages


ITEM 2(c).  CITIZENSHIP:
            EPLP - a Delaware limited partnership
            EPII - a Delaware limited partnership
            EOP - a Delaware limited partnership
            EOI   - a British Virgin Islands international business company
            WRE LLC - a Delaware limited liability company
            WRE II LLC - a Delaware limited liability company
            WRD LLC - a Delaware limited liability company
            Endicott Management - a Delaware corporation
                  Mr. Goldstein - United States
                  Mr. Usdan - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
                 Common Stock, $0.01 par value

ITEM 2(e).  CUSIP NUMBER:
                 886374107

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

         (a)  [ ]  Broker or dealer registered under Section 15 of the Act,

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

         (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

         (e)  [ ]  Investment Adviser in accordance with Rule
                   13d-1 (b)(1)(ii)(E),

         (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

         (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

         (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

         (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

         (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 886374107                  13G/A                     14 of 20 Pages


ITEM 4.   OWNERSHIP.

          (a) Amount Beneficially Owned:
               -------------------------

               EPLP may be deemed to beneficially own 0 Shares. EPII may be deemed to beneficially own 0 Shares. EOP may be deemed to beneficially own 421,751 Shares. EOI may be deemed to beneficially own 0 Shares.

               WRE LLC may be deemed to beneficially own 0 Shares as a result of its voting and dispositive power over the 0 Shares held by EPLP. WRE II LLC may be deemed to beneficially own 0 Shares as a result of its voting and dispositive power over the 0 Shares held by EPII. WRD LLC may be deemed to beneficially own 421,751 Shares as a result of its voting and dispositive power over the 421,751 Shares held by EOP.

               Endicott Management may be deemed to beneficially own 0 Shares as a result of its voting and dispositive power over: (i) the 0 Shares held by EOI; and (ii) the 0 Shares held by two managed accounts.

                      Messrs. Goldstein and Usdan may each be deemed to beneficially own 421,751 Shares by virtue of their ultimate voting and dispositive power over: (i) the 0 Shares held by EPLP; (ii) the 0 Shares held by EPII; (iii) the 421,751 Shares help by EOP; (iv) the
0 Shares held by EOI; and (v) the 0 Shares held by the two managed accounts.

          (b) Percentage Beneficially Owned:
               -----------------------------

               Based on calculations made in accordance with Rule 13d-3(d), and there being 421,751 Shares outstanding as of October 31, 2007, as disclosed in the Form 10-QSB for the quarterly period ended September 30, 2007: (i) EPLP may be deemed to beneficially own approximately 0.0% of the outstanding Shares; (ii) EPII may be deemed to beneficially own approximately 0.0% of the outstanding Shares; (iii) EOP may be deemed to beneficially own approximately 9.86% of the outstanding Shares; (iv) EOI may be deemed to beneficially own approximately 0.0% of the outstanding Shares; (v) WRE LLC may be deemed to beneficially own approximately 0.0% of the outstanding Shares; (vi) WRE II LLC may be deemed to beneficially own approximately 0.0% of the outstanding Shares; (vii) WRD LLC may be deemed to beneficially own 9.86% of the outstanding Shares; (viii) Endicott Management may be deemed to beneficially own approximately 0.0% of the outstanding Shares; (ix) Mr. Goldstein may be deemed to beneficially own approximately 9.86% of the outstanding Shares; and (x) Mr. Usdan may be deemed to beneficially own approximately 9.86% of the outstanding Shares.

CUSIP No. 886374107                  13G/A                Page 15 of 20 Pages

           (c) Number of Shares as to Which Such Person Has:
               --------------------------------------------

               (i) EPLP may be deemed to have sole power to direct the voting and disposition of the 0 Shares it beneficially owns. EPII may be deemed to have sole power to direct the voting and disposition of the 0 Shares it beneficially owns. EOP may be deemed to have sole power to direct the voting and disposition of the 421,751 Shares it beneficially owns. EOI may be deemed to have sole power to direct the voting and disposition of the 0 Shares it beneficially owns. WRE LLC may be deemed to have sole power to direct the voting and disposition of the 0 Shares it beneficially owns by virtue of the relationships described in Item 2. WRE II LLC may be deemed to have sole power to direct the voting and disposition of the 0 Shares it beneficially owns by virtue of the relationships described in Item 2. WRD LLC may be deemed to have sole power to direct the voting and disposition of the 421,751 Shares it beneficially owns by virtue of the relationships described in Item 2. Endicott Management may be deemed to have sole voting power to direct the voting and disposition of the 0 Shares it beneficially owns by virtue of the relationships described in Item 2.

               (ii) By virtue of the relationships between and among the Reporting Persons as described in Item 2, each of Messrs. Goldstein and Usdan, may be deemed to share the power to direct the voting and disposition of 421,751 Shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The limited partners and the general partner of EPLP, EPII and EOP and the shareholders and advisor of EOI and the shareholders of two managed accounts have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of EPLP, EPII, EOP, EOI and the two managed accounts in accordance with their ownership interests in such entities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 886374107                  13G/A                Page 16 of 20 Pages


                                   SIGNATURES

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008


                                            ENDICOTT PARTNERS, L.P.

                                            By:      W.R. Endicott, L.L.C.,
                                                     its general partner


                                            By:      /s/ Wayne K. Goldstein
                                                     ----------------------
                                                     Name:  Wayne K. Goldstein
                                                     Title: Managing Member


                                            ENDICOTT PARTNERS II, L.P.

                                            By:      W.R. Endicott II, L.L.C.,
                                                     its general partner


                                            By:      /s/ Wayne K. Goldstein
                                                     ----------------------
                                                     Name: Wayne K. Goldstein
                                                     Title: Managing Member


                                            ENDICOTT OPPORTUNITY PARTNERS, L.P.

                                            By:      W.R.D. Endicott, L.L.C.,
                                                     its general partner


                                            By:      /s/ Wayne K. Goldstein
                                                     ----------------------
                                                     Name: Wayne K. Goldstein
                                                     Title: Managing Member


                                            W.R. ENDICOTT, L.L.C.

                                            By:      /s/ Wayne K. Goldstein
                                                     ----------------------
                                                     Name: Wayne K. Goldstein
                                                     Title: Managing Member


                                            W.R. ENDICOTT II, L.L.C.

                                            By:      /s/ Wayne K. Goldstein
                                                     ----------------------
                                                     Name: Wayne K. Goldstein
                                                     Title: Managing Member

CUSIP No. 886374107                  13G/A                Page 17 of 20 Pages


                                            W.R.D. ENDICOTT, L.L.C.

                                            By:      /s/ Wayne K. Goldstein
                                                     ----------------------
                                                     Name: Wayne K. Goldstein
                                                     Title: Managing Member


                                            ENDICOTT OFFSHORE INVESTORS, LTD.

                                            By:      /s/ Robert I. Usdan
                                                     -------------------
                                                     Name: Robert I. Usdan
                                                     Title: Director


                                            ENDICOTT MANAGEMENT COMPANY

                                            By:      /s/ Wayne K. Goldstein
                                                     ----------------------
                                                     Name: Wayne K. Goldstein
                                                     Title: Co-President


                                            /s/ Wayne K. Goldstein
                                            ----------------------
                                                Wayne K. Goldstein


                                            /s/ Robert I. Usdan
                                            -------------------
                                                Robert I. Usdan